================================================================================




                            STOCK PURCHASE AGREEMENT



                                  DATED AS OF

                                  JUNE 3, 1998


                                     AMONG


                         REDLAND INTERNATIONAL LIMITED,

                              LAFARGE CORPORATION

                                      AND

                                  LAFARGE S.A.



================================================================================

                               TABLE OF CONTENTS

                                                                                                                     Page
                                                                                                                     ----
ARTICLE I        DEFINITIONS
         1.1     Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

ARTICLE II       PURCHASE AND SALE OF THE STOCK
         2.1     Sale and Transfer of the Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         2.2     Payment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         2.3     Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         2.4     Closing Balance Sheets.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         2.5     Purchase Price Adjustment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         2.6     Correction of Purchase Price.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         2.7     Redland Insurance Corporation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

ARTICLE III      REPRESENTATIONS AND WARRANTIES OF
                 SELLER AND LAFARGE S.A.
         3.1     Corporate Organization and Qualification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         3.2     Corporate Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         3.3     Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         3.4     Sufficiency of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         3.5     Conflicts and Defaults . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         3.6     Taxes and Tax Returns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         3.7     Legal Proceedings and Governmental Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         3.8     Labor and Employment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         3.9     Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         3.10    Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         3.11    Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         3.12    Ownership of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         3.13    Material Adverse Change  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         3.14    Reserves . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         3.15    Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         3.16    Other Contingent Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         3.17    Inventory  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         3.18    Accounts Receivable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         3.19    Affiliate Transactions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         3.20    Customers and Suppliers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         3.21    Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         3.22    Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         3.23    Condition of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35





                                      (i)

                                                                                                                     Page
                                                                                                                     ----
ARTICLE IV       REPRESENTATIONS AND WARRANTIES OF ACQUIROR
         4.1     Corporate Organization and Qualification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         4.2     Corporate Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         4.3     Conflicts and Defaults . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         4.4     Consents and Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         4.5     Investment Only  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         4.6     Funds for the Acquisition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

ARTICLE V        CERTAIN COVENANTS OF SELLER, LAFARGE S.A.
                 AND ACQUIROR
         5.1     Conduct of Seller, Lafarge S.A. and the Companies  . . . . . . . . . . . . . . . . . . . . . . . . .  38
         5.2     Forbearances by Seller . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         5.3     Access and Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         5.4     Current Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         5.5     Satisfaction of Conditions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         5.6     Public Announcements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         5.7     Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         5.8     Notice of Breaches . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         5.9     Access to Books, Records and Personnel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         5.10    Lafarge S.A. Guarantee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         5.11    FIRPTA Matters.    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         5.12    Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         5.13    Tax Allocation Agreements. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         5.14    Section 338 Election.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         5.15    Employee Benefit Matters Related to Excluded Companies.  . . . . . . . . . . . . . . . . . . . . . .  47
         5.16    Aggregate Mining Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50

ARTICLE VI       CONDITIONS TO THE TRANSFER
         6.1     Condition to the Obligations of Each Party . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         6.2     Conditions to the Obligations of Seller and Lafarge S.A. . . . . . . . . . . . . . . . . . . . . . .  50
         6.3     Conditions to the Obligations of Acquiror  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51

ARTICLE VII TERMINATION
         7.1     Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         7.2     Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54

ARTICLE VIII TRANSFER TAXES
         8.1     Transfer Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54

ARTICLE IX       SURVIVAL; INDEMNIFICATION
         9.1     Survival of Representations, Warranties and Covenants  . . . . . . . . . . . . . . . . . . . . . . .  55
         9.2     Indemnity by Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         9.3     Indemnity by Acquiror  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58





                                      (ii)

                                                                                                                     Page
                                                                                                                     ----
         9.4     Limitations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
         9.5     Exclusive Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
         9.6     Arbitration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60

ARTICLE X        MISCELLANEOUS
         10.1    Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
         10.2    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
         10.3    Amendments; No Waivers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
         10.4    Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
         10.5    Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
         10.6    Certain Interpretive Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
         10.7    Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
         10.8    Counterparts; Effectiveness  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
         10.9    Knowledge  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
         10.10   Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
         10.11   Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65





                                     (iii)

         Schedule 1               Subsidiaries
         Schedule 1.1             Agreed Working Capital Amount
         Schedule 1.2             Excluded Assets and Excluded Companies
         Schedule 3.5             Conflicts and Defaults of Sellers
         Schedule 3.6             Audits of Income Tax and Tax Returns
         Schedule 3.7(a)          Pending Legal Proceedings
         Schedule 3.7(b)          Outstanding Legal Proceedings
         Schedule 3.7(c)          Governmental Compliance
         Schedule 3.7(d)          Scheduled Permits
         Schedule 3.7(d)-1        Significant Properties
         Schedule 3.7(e)          Environmental Compliance
         Schedule 3.8             Labor Unions, Collective Bargaining
                                  Agreements and Employment Contracts
         Schedule 3.9             Employee Benefit Plans
         Schedule 3.10            Financial Statements
         Schedule 3.11            Required Filings and Permits
         Schedule 3.12(b)         Real Property Owned and Leased
         Schedule 3.12(d)         Personal Property in Excess of $100,000
         Schedule 3.13            Material Adverse Change
         Schedule 3.15            Material Contracts
         Schedule 3.18            Exceptions to Accounts Receivable
         Schedule 3.19            Affiliate Transactions
         Schedule 3.20            Customers and Suppliers
         Schedule 4.3             Conflicts and Defaults of Acquiror
         Schedule 5.1             Exceptions from Ordinary Course
         Schedule 6.2(d)          Form of Opinion of Thompson and Knight, P.C.
         Schedule 6.3(d)          Form of Non-Competition Agreement
         Schedule 6.3(e)          Form of Lafarge S.A. Guarantee
         Schedule 6.3(i) Form of Opinion of Jones, Day, Reavis & Pogue and Form of Opinion of Counsel to Lafarge S.A.
         Schedule 10.9(a)         Knowledge of Seller
         Schedule 10.9(b)         Knowledge of Acquiror





                                      (iv)

                            STOCK PURCHASE AGREEMENT


         STOCK PURCHASE AGREEMENT (this "AGREEMENT") dated as of June 3, 1998, among Redland International Limited, a corporation organized and existing under the laws of England and Wales ("SELLER"), Lafarge Corporation, a Maryland corporation ("ACQUIROR") and Lafarge S.A., a corporation organized and existing under the laws of France ("LAFARGE S.A.").

                                   RECITALS:

         A. Seller owns directly or indirectly all of the issued and outstanding capital stock (the "STOCK") of Redland, Inc., a Delaware corporation ("REDLAND, INC."), which owns, directly or indirectly, all of the issued and outstanding capital stock of the entities listed on Schedule 1 (a "SUBSIDIARY" or the "SUBSIDIARIES" and, together with Redland, Inc., the "COMPANIES").

         B. Lafarge S.A. owns, directly or indirectly, all of the issued and outstanding capital stock of Seller.

         C. Seller, Lafarge S.A. and Acquiror have determined to enter into this Agreement which, among other things, provides for Seller to sell, transfer and convey ("TRANSFER") to Acquiror, and Acquiror to purchase and receive from Seller, all of the Stock.

         NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

         1.1 Definitions. The following terms used herein shall have the following meanings:

         "ACCOUNTS RECEIVABLE" has the meaning set forth in Section 3.18.

         "ACQUIROR" means Lafarge Corporation, a Maryland corporation.

         "ACT" means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         "AFFILIATE" means, with respect to any Person, any other Person who is directly or indirectly controlling, controlled by or under the common control with such Person. For the purposes of this definition, the term "control," when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

         "AFFILIATE TRANSACTIONS" has the meaning set forth in Section 3.19.

         "AGGREGATE LOSSES" has the meaning set forth in Section 9.4(a).

         "AGREED WORKING CAPITAL AMOUNT" means, for each Operating Subsidiary (and their subsidiaries) and the Other Companies, the respective amounts set forth in Schedule 1.1 calculated in the manner set forth on Schedule 1.1.

         "AGREEMENT" means this Stock Purchase Agreement, together with the Schedules hereto.

         "ASSETS" has the meaning set forth in Section 3.12.

         "BALANCE SHEET DATE" means December 31, 1997.

         "BASE AMOUNT" has the meaning set forth in Section 2.2.

         "BIDS" has the meaning set forth in Section 2.7(a).

         "BUSINESS DAY" means a day (excluding Saturday and Sunday) on which banks generally are open for the transaction of normal business in New York City, New York.

         "CANADIAN ASSET PURCHASE AGREEMENT" means that certain Acquisition Agreement of even date herewith among Redland Quarries, Inc., Lafarge Canada Inc., Lafarge S.A., 3489264 Canada Inc. and 348949 Canada Inc.

         "CLOSING" has the meaning set forth in Section 2.3.

         "CLOSING BALANCE SHEETS" means balance sheets of each of the Operating Subsidiaries (consolidated with their respective subsidiaries) and the Other Companies as of the Closing Date prepared in accordance with Section 2.4.

         "CLOSING DATE" has the meaning set forth in Section 2.3.

         "CODE" means the Internal Revenue Code of 1986, as amended.

         "COMPANIES" has the meaning set forth in Recital "A."

         "COMPANY RESERVES" has the meaning set forth in Section 2.7(a).

         "CONFIDENTIALITY AGREEMENT" means the Confidentiality Agreement between Lafarge S.A. and Acquiror.

         "ESTIMATED FUNDED INDEBTEDNESS AMOUNT" has the meaning set forth in
Section 2.3(a).

         "EMPLOYEE PLANS OR POLICIES" has the meaning set forth in Section 3.9.

         "ENVIRONMENTAL CLAIM" means, with respect to any Person, any action, cause of action, investigation or written notice or claim by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, clean-up costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of any Hazardous Material at any location, whether or not owned or operated by such Person or (b) any violation of an Environmental Law.

         "ENVIRONMENTAL LAWS" has the meaning set forth in Section 3.7.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "EXCLUDED ASSETS" means the Assets listed on Schedule 1.2.

         "EXCLUDED COMPANIES" means the companies listed on Schedule 1.2.

         "FINANCIAL STATEMENTS" means the balance sheets and income statements as of and for the period ended December 31, 1997 attached hereto as Schedule
3.10 for the following Companies: Western Mobile, Inc. (consolidated with its subsidiaries), Redland Genstar (consolidated with its subsidiaries), Redland Quarries (consolidated with its subsidiaries), Redland Credit Corporation, Redland Finance, Inc., Redland Funding Corporation, Redland America Corporation, RANA Holdings, Inc., Redland Aggregates North America, Inc., Redland Holdings, Inc. and Redland, Inc.; provided, however, that there shall be excluded from such Financial Statements any matters relating to the Excluded Companies.

         "FIRM" has the meaning set forth in Section 2.4(f).

         "FUNDED INDEBTEDNESS" means any obligations of the Companies, including Intra-Group Indebtedness, for borrowed monies other than such obligations for borrowed monies owed by one of the Companies to another one of the Companies.

         "GOVERNMENTAL ENTITY" means any national, federal, state, local, provincial or municipal government, court, administrative agency or commission or other governmental or other regulatory authority or agency of Canada, England, the United States or France or any state, province, municipality or any subdivision thereof.

         "GUARANTEE" has the meaning set forth in Section 5.10.

         "HAZARDOUS MATERIALS" means all substances defined as "Hazardous Substances," "oils," "pollutants" or "contaminants" in the National Oil and Hazardous Substances Contingency Plan, 40 C.F.R. Section 300.5 or defined as such by, or regulated as such under, any Environmental Law.

         "INTELLECTUAL PROPERTY" means, with respect to any Person, all patents, trademarks, trade names, assumed names, copyrights, and other similar intangible property rights and interests applied for, issued to or presently owned or used by such Person or under which such Person is licensed or franchised.

         "INTRA-GROUP INDEBTEDNESS" means all obligations (other than Intra-Group Trading Indebtedness) outstanding between (i) the Companies, or any of them, on the one hand, and (ii) Lafarge S.A. or any Affiliate of Lafarge S.A. (other than the Companies), on the other hand; provided, however, that all cash, cash equivalents and marketable securities held by the Companies shall be deemed to be a reduction in the Intra-Group Indebtedness owed by the Companies.

         "INTRA-GROUP TRADING INDEBTEDNESS" means all debts outstanding between
(i) the Companies, or any of them, on the one hand, and (ii) Lafarge S.A. or any Affiliate of Lafarge S.A. (other than the Companies), on the other hand, in respect of intra-group sales of goods and services in the ordinary and usual course of business.

         "LAFARGE S.A." means Lafarge S.A., a corporation organized and existing under the laws of France.

         "LAWS" means all applicable laws, statutes, regulations, rules, judgments, rulings, orders, writs, injunctions and decrees of Governmental Entities.

         "LIABILITIES" means any and all claims, actions, suits, demands, assessments, judgments, losses, liabilities, damages, costs, royalties, payments, license fees and expenses (including interest, penalties, attorneys' fees, accounting fees and investigation costs).

         "LIEN" means any mortgage, lien, pledge, charge, security interest, restriction on voting or transfer, or other encumbrance.

         "MATERIAL ADVERSE EFFECT" means, with respect to the Companies, such state of facts, event, change or effect as has had, or would reasonably be expected to have, a material adverse effect (i) on the business, results of operations, or financial condition of any of the Operating Subsidiaries (considered on a consolidated basis with such Operating Subsidiary's subsidiaries taken as a whole), or (ii) on the ability of Seller or Lafarge S.A. to consummate the transactions contemplated by this Agreement.

         "NON-COMPETITION AGREEMENTS" has the meaning set forth in Section
6.3(d).

         "OPERATING SUBSIDIARIES" means Redland Genstar, Redland Quarries and Western Mobile.

         "OTHER COMPANIES" means the Companies other than the Operating Subsidiaries and their subsidiaries.

         "PENSION PLANS" has the meaning set forth in Section 3.9.

         "PERMITS" has the meaning set forth in Section 3.7(d).

         "PERMITTED LIENS" has the meaning set forth in Section 3.12.

         "PERSON" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including without limitation, a Governmental Entity.

         "PREMIUM" has the meaning set forth in Section 2.7(a).

         "PURCHASE PRICE" has the meaning set forth in Section 2.2.

         "REAL PROPERTY" has the meaning set forth in Section 3.7(e).

         "REDLAND 401(k) PLAN" has the meaning set forth in Section 5.15(a).

         "REDLAND GENSTAR" means Redland Genstar, Inc., a Delaware corporation.

         "REDLAND, INC." has the meaning set forth in Recital "A."

         "REDLAND 401(k) PARTICIPANTS" has the meaning set forth in Section 5.15(a).

         "REDLAND PENSION PARTICIPANTS" has the meaning set forth in Section 5.15(b).

         "REDLAND PENSION PLAN" has the meaning set forth in Section 5.15(b).

         "REDLAND QUARRIES" means Redland Quarries (USA), Inc., a Delaware corporation.

         "SCHEDULED PERMITS" has the meaning set forth in Section 3.7(d).

         "SELLER" means Redland International Limited, a corporation organized and existing under the laws of England and Wales.

         "SEVERANCE AMOUNT" means the net present value, determined using a 6% per annum (compounded monthly) discount rate, of amounts payable by the Companies after the Closing to William S. Yearsley or Thomas L. Bury in respect of the termination, prior to the Closing, of their employment with any of the Companies.

         "STOCK" has the meaning set forth in Recital "A."

         "SUBSIDIARIES" has the meaning set forth in Recital "A."

         "SURPLUS ASSETS" has the meaning set in Section 5.15(c).

         "TAXES" means any United States, United Kingdom, French or other foreign, federal, state, local, provincial or municipal net income, gross income, gross receipts, sales, goods and services, use, ad valorem, transfer, franchise, profits, withholding, payroll, employment, excise, stamp, occupation, property, customs, duties or other type of fiscal levy and all other governmental charges of any kind whatsoever, together with any interest and penalties imposed or assessed with respect thereto.

         "TRANSFER" has the meaning set forth in Recital "B."

         "TRANSFEREE 401(k) PLAN" has the meaning set forth in Section 5.15(a).

         "TRANSFEREE PENSION PLAN" has the meaning set forth in Section
5.15(b).

         "UNADJUSTED PURCHASE PRICE" has the meaning set forth in Section 2.2.

         "VALUATION DATE" has the meaning set forth in Section 5.15(b).

         "WESTERN MOBILE" means Western Mobile, Inc., a Delaware corporation.

         "WORKING CAPITAL AMOUNT" means the consolidated amount for each Operating Subsidiary (and its subsidiaries) and for the Other Companies calculated in the manner set forth on Schedule 1.1 (excluding, however, an amount equal to the amount (calculated as of the date of the particular acquisition) of any working capital purchased, or assumed, on or after January 1, 1998 and prior to the Closing Date, in connection with the acquisition of a business as a going concern) using Closing Date values obtained from the Closing Balance Sheets; provided, however, that the Working Capital Amount of Western Mobile shall be reduced by the Severance Amount; and provided further that, to avoid double counting, no Working Capital Amount shall include any liability for Taxes or any other item to the extent that Seller is required to pay or provide indemnity for under this Agreement.

         "WRITTEN NOTICE" has the meaning set forth in Section 9.1

                                   ARTICLE II

                         PURCHASE AND SALE OF THE STOCK

         2.1 Sale and Transfer of the Stock. Subject to the provisions of this Agreement, Seller agrees to sell, and Acquiror agrees to purchase, the Stock, free and clear of all Liens, at the Closing.

         2.2 Payment. The total purchase price payable by Acquiror to Seller for the Stock shall be the sum of $648,200,000.00 (the "BASE AMOUNT") less the amount of any Funded Indebtedness as of the Closing (the "UNADJUSTED PURCHASE PRICE"). The Unadjusted Purchase Price shall be adjusted in accordance with Section 2.5 (as so adjusted, the "PURCHASE PRICE"). The Base Amount shall be decreased by the amount of cash proceeds received by any Company from the sale of businesses as going concerns or real estate on or after January 1, 1998 and prior to the Closing Date and increased by the amount of cash paid by the Companies on or after January 1, 1998 and prior to the Closing Date for acquisitions of businesses as going concerns or real estate. Acquiror shall withhold and remit to the United States Internal Revenue Service all Taxes required to be withheld pursuant to Sections 1442 and 1445 of the Code; provided, however, that Seller and Lafarge S.A. shall indemnify and hold harmless Acquiror with respect to any such Taxes required to be withheld but not actually withheld.

         2.3 Closing. Unless this Agreement has been terminated and the transactions contemplated under this Agreement have been abandoned pursuant to
Section 7.1, and subject to the fulfillment or, if permitted, waiver of the conditions set forth in Article VI, the closing of the Transfer of the Stock (the "CLOSING") will take place at the offices of Jones, Day, Reavis & Pogue at 2300 Trammell Crow Center, 2001 Ross Avenue, Dallas, Texas, at 9:00 a.m. on June 3,

1998 (the "CLOSING DATE"). The Closing will be effective as of 11:59 p.m. on May 31, 1998. At the Closing,

                 (a) Seller shall deliver to Acquiror a certificate setting forth Seller's estimate of the amount of the net Funded Indebtedness (the "ESTIMATED FUNDED INDEBTEDNESS AMOUNT") and the calculation thereof;

                 (b) Acquiror shall pay to Seller or its designee the Base Amount less the Estimated Funded Indebtedness Amount (and agreed adjustment and withholding) via wire transfer of immediately available funds to an account designated by Seller;

                 (c) Seller shall deliver to Acquiror the Stock free and clear of all Liens with the certificate or certificates evidencing the Stock duly endorsed for transfer by Seller, together with all powers of attorney and/or other evidence of transfer necessary to convey valid and unencumbered title thereto to Acquiror as contemplated herein;

                 (d) Acquiror shall cause the Companies to pay to Seller an amount equal to the Estimated Funded Indebtedness Amount via wire transfer of immediately available funds to an account designated by Seller and Acquiror, which Seller shall hold in escrow on behalf of Acquiror and Lafarge S.A. and its Affiliates and use to first pay the Funded Indebtedness (other than the Intra Group Indebtedness) and then to settle the Intra Group Indebtedness; provided, however, that upon Seller's request, Acquiror shall defer the payment of the Estimated Funded Indebtedness Amount until June 8, 1998 or any later date designated by Seller; and

                 (e) Seller, Lafarge S.A. and Acquiror shall deliver the documents contemplated by Article VI hereof.

         2.4     Closing Balance Sheets.

                 (a) Seller shall produce, promptly after Closing, Closing Balance Sheets for each of the Operating Subsidiaries (and their respective subsidiaries) and the Other Companies prepared in accordance with the provisions of this Section 2.4. The Closing Balance Sheets shall be prepared on the basis of the accounting policies and methods used in the respective Financial Statements and shall show the Working Capital Amounts for each of the Operating Subsidiaries (and its subsidiaries) and the Other Companies as of the Closing and the components of Intra-Group Indebtedness and the other Funded Indebtedness outstanding immediately prior to the Closing.

                 (b) Seller shall arrange for the Closing Balance Sheets to be prepared by Seller or Seller's accountants and shall deliver draft Closing Balance Sheets to Acquiror within 60 days after the Closing.

                 (c) Acquiror shall notify Seller within 30 days of receipt of such draft Closing Balance Sheets whether or not it accepts them for the purposes of this Agreement. In making such determination, Acquiror shall act in good faith.

                 (d) If Acquiror notifies Seller that it does not accept such draft Closing Balance Sheets:

                          (i) Acquiror shall set out its reasons for such non-acceptance and specify the adjustments which, in its opinion, should be made to the draft Closing Balance Sheets in order to comply with the requirements of this Agreement; and

                          (ii) the parties shall use all reasonable efforts to meet and discuss the objections of Acquiror and to reach agreement upon the adjustments (if any) required to be made to the draft Closing Balance Sheets.

                 (e) If Acquiror is satisfied with the draft Closing Balance Sheets (either as originally submitted or after adjustments agreed upon between Acquiror and Seller) or if Acquiror fails to notify Seller of its non-acceptance of the draft Closing Balance Sheets within the 30 day period referred to in Section 2.4(c), then the draft Closing Balance Sheets (incorporating any agreed adjustments) shall constitute the Closing Balance Sheets for the purposes of this Agreement.

                 (f) If Acquiror and Seller do not reach agreement within 15 days of Acquiror's notice of non- acceptance under Section 2.4(d), then the matters in dispute shall be referred, on the request of either party, for determination by KPMG Peat Marwick L.L.P. (or, if they are unable or unwilling to do so, another independent firm of internationally recognized public accountants that does not provide material services to Acquiror or Seller or their Affiliates) (the "FIRM"). The following provisions shall apply:

                          (i) Acquiror and Seller shall enter into an engagement agreement with the Firm containing customary terms and provisions including customary indemnification of the Firm;

                          (ii) Acquiror and Seller shall each promptly prepare a written statement on the matters in dispute which (together with the relevant documents) shall be submitted to the Firm as soon as possible, and, in any event, within 15 days of its appointment, for determination by the Firm within 30 days of its appointment;

                          (iii) in making such determination the Firm shall state what adjustments (if any) are necessary to the draft Closing Balance Sheets in order to comply with the requirements of this Agreement;

                          (iv) Seller and Acquiror shall each provide the Firm with all information which it reasonably requires and the Firm shall be entitled (to the extent it considers appropriate) to base its opinion on such information and on the accounting and other records of the Companies;

                          (v) the Firm shall act as an expert (and not as an arbitrator) in making any such determination which shall (in the absence of manifest error) be final and binding on the parties; and

                          (vi) the expenses of any such determination by the Firm shall be shared equally by Seller and Acquiror.

                 (g)      Once Seller and Acquiror reach (or pursuant to
Section 2.4(e) are deemed to reach) agreement on the Closing Balance Sheets (or the Closing Balance Sheets are finally determined at any stage in the procedures set forth in this Section 2.4):

                          (i) the Closing Balance Sheets as so agreed or determined shall be the Closing Balance Sheets for the purposes of this Agreement and shall be final and binding on the parties; and

                          (ii) the Working Capital Amounts as of the Closing shall be derived from the Closing Balance Sheets; and

                          (iii) the Intra-Group Indebtedness and other Funded Indebtedness as of the Closing shall be derived from the Closing Balance Sheets.

         2.5 Purchase Price Adjustment. Seller and Acquiror agree that the Unadjusted Purchase Price payable by Acquiror to Seller for the Stock shall be adjusted as provided in Section 5.12 and as follows:

                 (a) if the Working Capital Amount for any Operating Subsidiary (and its subsidiaries) or the Other Companies as of the Closing, as determined in accordance with Section 2.4, is:

                          (i) less than the Agreed Working Capital Amount for such Operating Subsidiary (and its subsidiaries) or the Other Companies, then the total price payable pursuant to Section
                                  2.2 of this Agreement shall be reduced by the amount of such shortfall;

                          (ii) more than the Agreed Working Capital Amount for such Operating Subsidiary (and its subsidiaries) or the Other Companies, then the total price payable pursuant to Section
                                  2.2 of this Agreement shall be increased by the amount of such excess;

                 (b) if the total price payable pursuant to Section 2.2 of this Agreement following adjustment pursuant to Section 2.5(a) is more than the Unadjusted Purchase Price, Acquiror shall within seven Business Days following agreement or determination of the Closing Balance Sheets in accordance with
Section 2.4 pay by wire transfer of immediately available funds to an account designated by Seller the excess or, if the total price payable pursuant to
Section 2.2 of this Agreement following adjustment pursuant to Section 2.5(a) is less than the Unadjusted Purchase Price, Seller shall within the same period pay by wire transfer of immediately available funds to an account designated by Acquiror an amount equal to the shortfall;

                 (c) if the aggregate balance of cash, cash equivalents and marketable securities held by the Companies as of the Closing is:

                          (i) a positive number (i.e. greater than zero), then the total price payable pursuant to
                                  Section 2.2 of this Agreement shall be
                                  increased by such amount;

                          (ii) a negative number (i.e. less than zero) due to overdrafts or similar occurrences, then the total price payable pursuant to Section
                                  2.2 of this Agreement shall be decreased by such amount.

                 (d) In connection with any payments pursuant to Sections 2.5(b), 2.5(c) and 2.6, Acquiror shall withhold and remit to the United States Internal Revenue Service all Taxes required to be withheld pursuant to Sections 1442 and 1445 of the Code; provided, however, that Seller and Lafarge S.A. shall indemnify and hold harmless Acquiror with respect to any such Taxes required to be withheld but not actually withheld.

         2.6 Correction of Purchase Price. If the actual Funded Indebtedness as determined from the Closing Balance Sheets differs from the Estimated Funded Indebtedness Amount such that the Companies actually owed more to Lafarge S.A. and its Affiliates (other than the Companies) or to any other third party, then (i) Acquiror shall cause the Companies to pay such amount via wire transfer of immediately available funds to an account designated by Seller and Acquiror, which Seller shall hold in escrow on behalf of Acquiror and Lafarge S.A. and its Affiliates and use to settle any remaining Funded Indebtedness, whereupon all Funded Indebtedness shall be discharged and (ii) Seller shall refund such amount to Acquiror (as a refund of excess purchase price paid under Section 2.2) via wire transfer of immediately available funds to an account designated by Acquiror. If the actual amount of Funded Indebtedness differs from the Estimated Funded Indebtedness Amount such that the Companies actually owed less to Lafarge S.A. and its Affiliates (other than the Companies) or to any other third party, then (i) Acquiror shall pay such difference (as an increase in the purchase price that should have been paid under Section 2.2) via wire transfer of immediately available funds to an account designated by Seller and
(ii) Seller shall pay such difference to the Companies via wire transfer of immediately available funds to an account designated by Acquiror, whereupon all Intra-Group Indebtedness shall be discharged. All payments under this Section
2.6 shall be paid contemporaneously with the payments under Section 2.5.

         2.7     Redland Insurance Corporation.

                 (a) Seller and Acquiror have engaged and shall continue to engage the firm of Willis Carroon to obtain bids (on a company-by-company basis for each of the Operating Subsidiaries, Redland Ohio, Inc., Redland Stone Products Company and Monier, Inc. (and their respective subsidiaries)) for the transfer of Redland Insurance Corporation's Liability portfolio to a third party insurance company (collectively, the "BIDS"). Within 30 days following the receipt of the Bids, Acquiror shall direct Seller to, and Seller shall cause Redland Insurance Corporation to promptly, (i) accept a Bid with respect to Redland Insurance Corporation's Liabilities relating to the Companies or
(ii) otherwise transfer to a third party insurance company (or a licensed captive insurance company) designated by Acquiror all of Redland Insurance Corporation's Liabilities relating to the Companies. The fee or premium (the "PREMIUM") charged by the third party insurance company (or the licensed captive insurance company) to which such Liabilities are transferred shall be paid by (i) Seller causing Redland Insurance Corporation to pay to such third party insurance company (or licensed captive insurance company) an amount equal to the Premium (but not to exceed the amount of Redland Insurance Corporation's reserves as of the

Closing relating to the Companies (the "COMPANY RESERVES")) and (ii) Acquiror paying any part of the Premium not payable pursuant to clause (i).

                 (b) Acquiror shall cause the Companies to release, immediately after the Closing, Redland Insurance Corporation for any Liabilities for any matters relating to the Companies occurring after the Closing.


                                  ARTICLE III

           REPRESENTATIONS AND WARRANTIES OF SELLER AND LAFARGE S.A.

         As a material inducement to Acquiror to enter into and perform its obligations under this Agreement, and notwithstanding any examinations, inspections, audits, and other investigations heretofore or hereafter made by Acquiror, each of Seller and Lafarge S.A. hereby represents and warrants to Acquiror as follows:

         3.1 Corporate Organization and Qualification. Each of the Companies is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and each of the Companies is duly qualified to do business and is in good standing in all other jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and has full corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Seller has heretofore made available to Acquiror complete and correct copies of the certificate or articles of incorporation and the bylaws of each Company, as currently in effect.

         3.2 Corporate Authority. Each of Seller and Lafarge S.A. has full corporate power and authority to execute and deliver this Agreement and each other agreement and instrument contemplated hereby to be executed and delivered by Seller and Lafarge S.A. and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each other agreement and instrument contemplated hereby to be executed and delivered by each of Seller and Lafarge S.A. (including, without limitation, the Non-Competition Agreements and the Guarantee) and the consummation of the transactions contemplated to be performed hereunder or thereunder have been duly and validly authorized by all necessary corporate actions of each of Seller and Lafarge S.A. This Agreement has been duly and validly executed and delivered by Seller and Lafarge S.A. and constitutes, and each other agreement and instrument contemplated hereby to be executed and delivered by Seller or Lafarge S.A. (including, without limitation, the Non-Competition Agreements and the Guarantee) will constitute when executed and delivered to Acquiror, a valid and binding agreement of each of Seller and Lafarge S.A., as applicable, enforceable against each of them respectively, as applicable, in accordance with the terms hereof and thereof except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar Laws affecting the enforcement of creditors' rights generally.

         3.3     Capital Stock.

                 (a) The authorized capital stock of Redland, Inc. consists of 1,000 shares of no par common stock, one hundred of which are issued and outstanding, and 4,361 shares of preferred stock of which 1,904 shares are issued and outstanding. The Stock constitutes all of the issued and outstanding capital stock of Redland, Inc. Seller is the registered and beneficial owner of all of the Stock and has good and valid title to the Stock free and clear of all Liens. Neither Seller nor Lafarge S.A. is a party to, or bound by, any agreement or understanding, other than this Agreement, restricting the voting or transfer of the Stock. Upon delivery of and payment for the Stock pursuant to this Agreement, Acquiror will acquire good and valid title to the Stock, free and clear of all Liens.

                 (b) The Stock has been duly authorized and validly issued and is fully paid and non-assessable and free of preemptive or similar rights. Other than the Stock, there are no (i) securities of Seller or Redland, Inc. or any other entity, or any other instruments or rights, convertible into or exchangeable for shares of capital stock or any other securities of Redland, Inc., (ii) warrants, options or other rights to acquire from Seller, Redland, Inc., or any other entity, or other obligations of Seller, Lafarge S.A. or Redland, Inc. to issue, any capital stock or other securities or securities convertible into or exchangeable for capital stock or any other securities of Redland, Inc., (iii) voting trusts or agreements relating to the capital stock of Redland, Inc. or bonds, debentures, notes or other obligations or securities of Seller or Redland, Inc. or any other entity the holders of which have the right to vote with the stockholders of Redland, Inc. on any matter submitted for the vote of Redland, Inc. stockholders or (iv) phantom security interests in, or other agreements or commitments of any nature relating to, the capital stock or other securities of Redland, Inc.

                 (c) The authorized and issued and outstanding capital stock of each of the Subsidiaries is completely and accurately set forth on
Schedule 1, and no Subsidiaries have been omitted from Schedule 1 and there are no other securities of any Subsidiary outstanding. Redland, Inc. owns, directly or indirectly, all of such issued and outstanding capital stock, free and clear of all Liens. Neither Seller nor Lafarge S.A. nor any Company is party to, or bound by, any agreement or understanding restricting the voting or transfer of the capital stock of any Subsidiary. All the issued and outstanding capital stock of each Subsidiary has been duly authorized and validly issued and is fully paid and non-assessable and free of preemptive or similar rights. There are no (i) securities of Seller, any of the Companies, or any other entity, or any other instruments or rights, convertible into or exchangeable for shares of capital stock or any other securities of any Subsidiary, (ii) warrants, options or other rights to acquire from Seller or any other entity (including any of the Companies), or other agreements, arrangements or obligations of Seller or any of the Companies to issue any capital stock or any other securities of any Subsidiary, or securities, instruments or rights convertible into or exchangeable for capital stock or any other securities of any Subsidiary, (iii) voting trusts or agreements relating to the capital stock of any Subsidiary or bonds, debentures, notes or other obligations or securities of Seller, any of the Companies, or any other entity the holders of which have the right to vote with the holders of any Subsidiary on any matter submitted for the vote of a Subsidiary's stockholders or (iv) phantom security interests or any other agreements or commitments of any nature relating to the capital stock or any securities of any Subsidiary.

                 (d) Except for securities held pursuant to or in Employee Plans or Policies and except as set forth in Schedule 1, no Company owns, directly or indirectly, of record or beneficially, any capital stock or other securities of any Person other than the Subsidiaries and the Excluded Companies.

         3.4 Sufficiency of Assets. The property, rights and assets owned by or leased to the Companies comprise all the property, rights and assets necessary for the carrying on of the business of the Companies, as and to the extent to which it is presently conducted. No Person other than the Companies has any right to the use or possession of any material property, rights or assets (other than rights of lessors that may arise in the future following termination of leases) that are necessary for the carrying on of the business of the Companies. No Company uses in the conduct of its business any material equipment, properties or assets owned by any other Person, except property leased or licensed to such Company under valid and enforceable leases or licenses.

         3.5 Conflicts and Defaults. Neither the execution, delivery and performance by Seller or Lafarge S.A. of this Agreement or any of the agreements contemplated hereby, nor the consummation of the transactions contemplated hereby or thereby, nor compliance by Seller or Lafarge S.A. with any of the provisions hereof or thereof will, except as set forth in Schedule 3.5, (a) violate, conflict with, or result in a breach of any provisions of, or constitute a default which, with notice or lapse of time or both, would constitute a default under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Lien upon any of the properties or assets of Seller, or any of the Companies under any of the terms, conditions, or provisions of (i) their respective certificates of incorporation, articles of association, memorandum of association, or by-laws, or (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, or other instrument, obligation or arrangement to which Seller or any of the Companies is a party or by which it or they may be bound, or to which Seller or any of the Companies or any of the properties or assets of Seller or any of the Companies may be subject except where such violation would not have a Material Adverse Effect, or (b) violate any judgment, ruling, order, writ, injunction, decree, statute, rule, or regulation applicable to Lafarge S.A. or Seller, or any of the Companies or any of their respective properties or assets except where such violation would not have a Material Adverse Effect.

         3.6     Taxes and Tax Returns.

                 (a) With respect to the federal income tax returns of the Companies through December 31, 1995 either (i) such tax returns are closed or
(ii)(A) the Internal Revenue Service has completed the audit field work in connection with its audit of such tax returns, (B) the Internal Revenue Service has presented the revenue agent's report to the Companies, (C) the

Companies and their tax advisors have reviewed and agreed with the revenue agent's report and (D) the assessed Taxes and interest have been paid.

                 (b) Each of the Companies has timely filed all Tax returns required to be filed by it, which Tax returns are correct and complete in all material respects. Redland, Inc. has paid or caused to be paid all Taxes required to be paid in respect of the periods covered by such returns. None of the Companies is delinquent in the payment of any Tax. No waivers of the time to assess any Taxes exist which have not, by their express terms, previously expired. Except as set forth in Schedule 3.6, there are no pending or unresolved audits of any income Tax or other Tax returns filed by any of the Companies.

         3.7     Legal Proceedings and Governmental Compliance.

                 (a) Except as set forth in Schedule 3.7(a), there is no pending claim, action, suit, proceeding, or, to Seller's knowledge, governmental investigation, or, to Seller's knowledge, threat of any of the foregoing, against any of the Companies, or any of their respective businesses or assets that involves an amount in controversy or seeks damages in excess of $250,000, and, to the knowledge of Seller, there is no basis for any such action. Schedule 3.7(a) indicates, with respect to each matter shown thereon, whether the matter is covered (subject to applicable deductibles, policy limits and co-insurance, if any) by insurance or not or whether there is a reservation of rights.

                 (b) Except as set forth in Schedule 3.7(b), there are no outstanding court orders, writs, judgments, injunctions or decrees issued against, or settlements of litigation or threatened litigation made by, the Companies or any Company that restrict the ability of the Companies or any Company to conduct the business of any Company in any material respect.

                 (c) Except as set forth in Schedule 3.7(c), to Seller's knowledge the business of each of the Companies is in compliance in all material respects with all applicable Laws.

                 (d) Except as set forth on Schedule 3.7(d), to Seller's knowledge each of the Companies holds all governmental permits, business licenses, certificates, franchises, and other similar items necessary for the lawful conduct of its business as it is currently conducted (collectively, the "PERMITS"). All Permits required to comply with Environmental Laws, all mining Permits and all Permits existing with respect to the properties listed on
Schedule 3.7(d)-1 are listed in Schedule 3.7(d) (collectively, the "SCHEDULED PERMITS"). Except as specifically otherwise indicated in Schedule 3.7(d), all Scheduled Permits are in full force and effect and are being complied with in all material respects.

                 (e)      Except as set forth in Schedule 3.7(e):

                          (i) Seller and each of the Companies is in compliance in all material respects with all applicable Environmental Laws.

                          (ii) There is no Environmental Claim pending or, to the Seller's knowledge, threatened against the Companies or, to Seller's knowledge, pending or threatened against any other Person with respect to the real property or any interest therein (including leases) owned, used or held for use by any Company (collectively, the "REAL PROPERTY") or for whose liability for any Environmental Claim such Company has or may have retained or assumed by contract.

                          (iii) There are no administrative or judicial judgments, orders or decrees that relate to violations of Environmental Law with respect to any Company or to the release, discharge, emission or disposal of Hazardous Materials on or under any Real Property.

                          (iv) To Seller's knowledge, (a) there have been no releases, discharges, emissions or disposals of Hazardous Materials with respect to the Real Property in violation of an Environmental Law that have not been remediated to the satisfaction of the Governmental Entity with jurisdiction over said release, discharge, emission or disposal, and (b) no Real Property is or contains, in violation of an Environmental Law, a hazardous waste treatment, storage, or disposal facility as defined by the Federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq. or any analogous state hazardous waste law.

As used in this Agreement, the term "ENVIRONMENTAL LAWS" means any Laws that are in effect and applicable to the Operating Subsidiaries on the Closing Date, and any judicial or administrative order, consent decree or judgment that is in effect and applicable to the Operating Subsidiaries on the Closing Date, that relates to pollution or the protection of the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., the Solid Waste Disposal Act, 42 U.S.C. Section 6901 et seq., the Hazardous Material Transportation Act, 49 U.S.C. Section 801 et seq., the Federal Water Pollution Control Act, 33 U.S.C.
Section 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Safe Drinking Water Act, 42 U.S.C. Section 3803 et seq., the Oil Pollution Act, 33 U.S.C.
Section 2701 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Section 136 et seq., and the regulations promulgated pursuant thereto, and equivalent or similar local and state ordinances and statutory programs and the regulations promulgated pursuant thereto.

         3.8 Labor and Employment. No labor lockout, work stoppage or organized slow down involving any of the Operating Subsidiaries exists or, to Seller's knowledge, is threatened, nor has there been any such activity within the past three years. Except as set forth on Schedule 3.8 (i), no employees of any of the Companies are represented by any labor union nor are any collective bargaining agreements or negotiations otherwise in effect with respect to such employees and (ii) Seller has no knowledge of any union organizing activities with respect to employees of the Companies within the past three years. Except as set forth on Schedule 3.8, there are no employment contracts with any employees of the Companies. Except as set forth on Schedule 3.8, to Seller's knowledge, no Governmental Entity is conducting or intends to conduct any investigation of employment conditions or practices of Seller or any Company.

         3.9 Employee Benefit Plans. Schedule 3.9 contains a true and complete list of all pension, retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, severance, employment, consulting, bonus, group insurance, employee welfare and/or benefit policies, contracts, plans, and arrangements, and all trust agreements relating thereto, maintained, sponsored or administered by Seller or any Company, with respect to which Seller or any Company contributes, is obligated to contribute or has or may have any liability, or which covers any of the present or former directors, officers, or other employees of any of the Companies (other than any "multiemployer plan" within the meaning of Section 3(37) of ERISA) (collectively, "EMPLOYEE PLANS OR POLICIES"). Seller has delivered to Acquiror true and complete copies of each material Employee Plan or Policy, including all amendments thereto, and true and complete copies of each of the following documents: (i) the most recent Summary Plan Description, together with each Summary of Material Modifications, with respect thereto, if required by ERISA; (ii) the most recent annual report and actuarial report, if required under ERISA; (iii) any trust or other funding agreement (including all amendments thereto) relating thereto and the latest financial statements thereof and

(iv) the most recent determination letter received from the IRS with respect to each Employee Plan intended to qualify under Section 401 of the Code. Except as set forth in Schedule 3.9, all Employee Plans or Policies currently comply and have at all relevant times complied in all material respects with all applicable laws, including without limitation ERISA and the Code.

                 (a) With respect to each Employee Plan or Policy which is a pension plan (as defined in Section 3(2) of ERISA) (the "PENSION PLANS") except as set forth in Schedule 3.9,

                          (i)     no Pension Plan is a "multiemployer plan"
within the meaning of Section 3(37) of ERISA and none of the Seller, any Company and any ERISA Affiliate of Seller or any Company have incurred any liability under Title IV of ERISA, which is not included in the Financial Statements, arising in connection with the complete or partial withdrawal from any plan covered or previously covered by Title IV of ERISA ("ERISA AFFILIATE" for purposes of this Section 3.9 means any corporation or other trade or business which may be treated as a single employer with Seller or any Company pursuant to Section 414 of the Code);

                          (ii)    each Pension Plan, that is intended to be
qualified within the meaning of Section 401(a) of the Code, is so qualified and each related trust, if any, is exempt from taxation under Section 501(a) of the Code;

                          (iii)   the present value of all vested and unvested
benefits accrued under the Pension Plans which are subject to Title IV of ERISA do not as of the last applicable annual valuation date (as indicated on Schedule 3.9) exceed the value of the assets of the Pension Plans allocable to such vested or accrued benefits, such valuation having been, to Seller's knowledge, determined based on the standards set forth in Financial Accounting Standards Board Statement No. 87;

                          (iv)    except as disclosed in an annual report, no
Pension Plan has been terminated, nor have there been any "reportable events" with respect to any Pension Plan, as that term is defined in Section 4043 of ERISA;

                          (v)     no Pension Plan has incurred any "accumulated
funding deficiency," as such term is defined in Section 302 of ERISA (whether or not waived) since the effective date of ERISA and all contributions required to be made with respect thereto (whether pursuant to the terms of any ERISA plan or otherwise) on or prior to the Closing Date have been timely made; and

                 (b) Except as set forth in Schedule 3.9, neither Seller nor any Company and, to Seller's knowledge, no other "party in interest" within the meaning of Section 3(14) of ERISA or "disqualified person" within the meaning of Section 4975 of the Code, has engaged in a "prohibited transaction" within the meaning of Section 4975 of the Code or Section 406 of ERISA which could subject Seller or any Company to the tax or penalty on prohibited transactions imposed by said Section 4975 or by Section 502(l) of ERISA either directly or indirectly due to an indemnity or similar arrangement;

                 (c) Except as set forth in Schedule 3.9, with respect to each of the Employee Plans or Policies:

                          (i) no amounts payable thereunder or under any other agreement or arrangement with respect to which any of the Companies may have any liability upon, in connection with, or following the Closing, could give rise to the payment of any amount that would fail to be deductible for federal income tax purposes by virtue of section 280G or Section 162(m) of the Code; and

                          (ii) none provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees after retirement or other termination of service (other than (A) coverage mandated by applicable Law, (B) death benefits or retirement benefits under any "employee pension benefit plan," as that term is defined in section 3(2) of ERISA, or (C) deferred compensation benefits accrued as liabilities on the books of any of the Companies).

                 (d) Seller and the Companies and all ERISA Affiliates of Seller and the Companies have paid and discharged promptly when due all liabilities and obligations arising under ERISA or the Code of a character which if unpaid or unperformed might result in the imposition of a lien against any of the assets of any Company.

                 (e) There are no pending or, to Seller's knowledge, threatened claims by or on behalf of the Employee Plans or Policies, or by any participant therein (in their capacity as such participant), alleging a breach or breaches of fiduciary duties or violations of applicable Laws which could result in material liability on the part of any Company, its officers, directors or employees, or such Employee Plans or Policies, under ERISA or any other applicable Law and, to Seller's knowledge, there is no basis for any such claim.

                 (f) Schedule 3.9 contains a true and complete list of all "multiemployer plans" within the meaning of Section 3(37) of ERISA to which Seller, any of the Companies or any ERISA Affiliate contributes, is required to contribute, has contributed or been required to contribute during the five-year period ending on the Closing Date, or with respect to which Seller, any of the Companies or any ERISA Affiliate has any liability. Seller has delivered to Acquiror true and complete copies of all documents and agreements which pertain to and set forth any obligations or liabilities of Seller, any of the Companies or any ERISA Affiliate with respect to any such multiemployer plan, and Seller, the Companies and all ERISA Affiliates have complied in all material respects with all legal obligations under such documents and agreements and all applicable laws relating to any such multiemployer plan. None of Seller, any Company or any ERISA Affiliate of Seller or any Company have incurred any liability under Title IV of ERISA that is not included in the Financial Statements, arising in connection with the complete or partial withdrawal from any plan covered or previously covered by Title IV of ERISA. For purposes of this Section 3.9, "ERISA Affiliate" means any corporation or other trade or business which may be treated as a single employer with Seller or any Company pursuant to Section 414 of the Code.

         3.10 Financial Statements. Attached hereto as Schedule 3.10 are the Financial Statements. The Financial Statements have been prepared from the books and records of the Companies. The Financial Statements for Western Mobile, Inc. and its subsidiaries have been prepared in accordance with United States generally accepted accounting principles (except for the failure to use any "push-down" or purchase accounting required as a result of the acquisition by Lafarge S.A. of Redland PLC) on a consistent basis and fairly present, in all material respects, the consolidated financial position and results of operations of Western Mobile, Inc. and its subsidiaries as of the date and for the periods indicated therein. Each of the Financial Statements of the other Companies as of and for the period ending on the Balance Sheet Date (i) are internally prepared financial packages prepared in a format consistent with the financial statements prepared in prior periods for use by Redland PLC, a corporation organized and existing under the laws of England and Wales, to prepare its consolidated annual report, but using a materiality standard appropriate for the Companies as a whole on a consolidated basis, and (ii) present fairly the financial condition and the results of the operations of such Companies under United Kingdom generally accepted account principles (except for (i) footnotes, (ii) the failure to use any "push- down" or purchase accounting required as a result of the acquisition by Lafarge S.A. of Redland PLC and
(iii) as otherwise noted in such Financial Statements).

         3.11 Consents. No filing with, and no Permit from, any Governmental Entity or any other Person is necessary or required to be received in connection with the consummation by Seller or any of the Companies of the transactions contemplated by this Agreement other than as set forth in Schedule 3.11.

         3.12    Ownership of Assets.

                 (a) Each of the Companies has, as of the date hereof, and on the Closing Date will have, good and indefeasible title to all property and assets of every kind, nature and description, personal or mixed, tangible or intangible and wherever situated (the "ASSETS") owned by it, free and clear of all Liens other than (i) Liens for Taxes, assessments or other governmental charges not yet delinquent or being contested in good faith, (ii) materialman's and mechanics Liens and other Liens arising as a matter of Law, (iii) purchase money security interests and Liens securing Funded Indebtedness and (iv) such other Liens, defects and other encumbrances as do not (individually or in the aggregate) materially affect the use or value of such Assets or materially interfere with the conduct of the business of each of the Companies as now conducted (collectively, the "PERMITTED LIENS"). The Companies have valid and binding leases in respect of each material Asset leased by them.

                 (b) Schedule 3.12(b) contains a list of all Real Property, including, with respect to each Real Property, a statement as to whether such Real Property is owned or leased by a Company.

                 (c) To Seller's knowledge, there are no plans of any Governmental Entity which would result in the imposition of a special assessment relating to any of the Real Property that is not reserved in the Financial Statements and that is individually in excess of $100,000.

                 (d) Schedule 3.12(d) contains a list of all items of personal property of the Companies that individually have a net book value in the Financial Statements in excess of $100,000.

         3.13 Material Adverse Change. To Seller's knowledge, since the Balance Sheet Date the Companies have, except as contemplated by this Agreement, conducted their respective operations in the ordinary course of business consistent with past practice. Except as set forth in Schedule 3.13, since the Balance Sheet Date neither Seller nor any of the Companies has (i) transferred, leased or otherwise disposed of any of its assets or properties, other than in the ordinary course of business consistent with past practice;
(ii) suffered any material casualty loss or damage (whether or not such loss or damage shall have been covered by insurance) or received any claim or claims in excess of insurable limits, or canceled any insurance coverage; (iii) other than in the ordinary course of business, surrendered, revoked or otherwise terminated or had terminated any material license, permit, registration or other approval, authorization or consent from any Governmental Entity or any other Person relating to the conduct of the business of Seller or the Companies; or (iv) entered into any agreement or arrangement to take any action described in clauses (i) - (iii) of this Section 3.13. Except as expressly contemplated by this Agreement or as set forth on Schedule 5.1 or Schedule 3.13, since the Balance Sheet Date there has been no Material Adverse Effect.

         3.14 Reserves. To Seller's knowledge, the aggregate reserve estimates for each of the Operating Subsidiaries contained in the Information Disclosure Memorandum provided to

Acquiror by Lafarge S.A. fairly and accurately describe such reserves of such Companies; provided, however, that this representation shall not apply to any matter known to Acquiror as of the Closing.

         3.15    Contracts.

                 (a)      Schedule 3.15 sets forth a true and complete list of
(i) each agreement to which any Company is a party that would be reasonably expected to materially limit the freedom of Acquiror to continue the business of any Company or compete with any Person or in any geographical area or otherwise to conduct the business of any Company as currently conducted; (ii) each collective bargaining or union contract or agreement applicable to any employee of any Company; (iii) each employment or severance contract or agreement applicable to any employee of any Company; (iv) each contract or agreement for maintenance, consulting, engineering or other services which requires the remaining payment of money by or to any Company in excess of $200,000; (v) each sales contract or agreement with a customer which provides for remaining payment in excess of $200,000 to any Company for products produced pursuant to which any customer would be expected to pay in excess of $200,000 to any Company for such products during the term of such contract or agreement; (vi) each raw material purchase contract or agreement pursuant to which raw materials were or would be purchased for use by any Company which provides for remaining payments in excess of $200,000; (vii) each agreement or commitment with any current or former shareholder, director, officer or employee of any Company, or Affiliate of any such Person, other than agreements or commitments which are not material to the business of the Companies or that can be terminated without penalty on notice of one year or less; (viii) each agreement with any Governmental Entity, other than agreements executed in the ordinary course of business of the Companies, agreements for the sale or provision of goods or services and agreements otherwise referred to in clauses
(i) through (vii) of this Section 3.15(a) (subject to the limitations therein);
(ix) each agreement relating to the release or disposal of Hazardous Substances other than customary agreements executed in the ordinary course of business of the Companies; (x) each lease of properties or assets, other than leases which provide for monthly rental of less than $8,000 or annual rentals of less than $100,000; and (xi) each other agreement which is material to the business and properties of the Companies, when taken as whole.

                 (b) Each agreement required to be listed on Schedule 3.15 is in full force and effect, and constitutes the legal, valid and binding obligation of a Company and, to the knowledge of Seller, each other party thereto, in accordance with the terms of such agreement, except that the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors' rights generally and (ii) equitable principles that may limit the availability of certain equitable remedies (such as specific performance) in certain instances; and there exists no material default, event, occurrence or act, that with the giving of notice or the lapse of time would result in a material default thereunder by a Company as a party thereto.

         3.16 Other Contingent Liabilities. None of the Companies has any liabilities (whether absolute or contingent, known or unknown or otherwise), except those liabilities (i) reflected in the Financial Statements, (ii) disclosed in this Agreement including the Schedules and Exhibits hereto or
(iii) debts, liabilities or obligations incurred since the Balance Sheet Date in the ordinary and usual course of business consistent with past practice; provided, however, that if the specific factual matter relating to a Liability giving rise to a claim under this Section 3.16 is also the subject of one or more of the express representations or warranties contained in this

Agreement, then the qualification as to knowledge of the Seller, if any, or to a dollar amount, if any, contained in such express representations or warranty shall also apply to a claim under this Section 3.16.

         3.17 Inventory. Each item of inventory reflected in the Financial Statements or in the books and records of Seller or the Companies is so reflected on the basis of accounting procedures and valuation methods used on a basis consistent with past practice.

         3.18 Accounts Receivable. Except as set forth on Schedule 3.18, all accounts receivable, notes receivable and other indebtedness due and owing from any third party to the Companies that were included in the Financial Statements ("ACCOUNTS RECEIVABLE") represent sales actually made, services actually delivered or transactions actually completed by the Companies in bona fide transactions in the ordinary course of business consistent with past practice. Except as set forth on Schedule 3.18, none of the Accounts Receivable represents accounts receivable from Seller or any of its Affiliates (other than any of the Companies).

         3.19 Affiliate Transactions. Schedule 3.19 discloses the dollar amount and a brief description of each transaction and the date thereof between any Company, on the one hand, and Seller or any Affiliate of Seller (other than any of the Companies), on the other hand, between December 31, 1996 and the date of this Agreement (the "AFFILIATE TRANSACTIONS").

         3.20 Customers and Suppliers. Schedule 3.20 contains a true and complete list of the names and addresses of the ten largest suppliers and customers during 1997 of each Operating Subsidiary. Neither Seller nor any Company has received notice of, and to Seller's knowledge there is no reasonable basis for, any development which threatens to affect adversely any Operating Subsidiary's arrangements with the customers and suppliers required to be listed on Schedule 3.20.

         3.21 Insurance. Seller or a Company maintains, and has heretofore maintained, and there are currently in full force and effect, policies of insurance that are, in combination with Seller's and the Companies' self insurance, reasonable for the conduct of business of the Companies as currently and heretofore conducted.

         3.22 Intellectual Property. To Seller's knowledge, neither Seller nor any Company has violated or infringed any Intellectual Property held by others or any license, authorization or permit relating to Intellectual Property held by it. To Seller's knowledge, there are no proceedings pending or threatened, alleging that the conduct of the business of the Companies infringes upon or constitutes the unauthorized use of the proprietary rights of any third party other than such violations or infringements which, individually or collectively, would not have a Material Adverse Effect.

         3.23 Condition of Assets. EXCEPT AS EXPRESSLY SET FORTH HEREIN, NEITHER SELLER NOR LAFARGE S.A. MAKES ANY REPRESENTATION OR WARRANTY (EXPRESS OR IMPLIED) AS TO THE CONDITION, REPAIR, QUANTITIES, SALABILITY, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF ANY OF THE COMPANIES' ASSETS AND, EXCEPT AS EXPRESSLY SET FORTH HEREIN, ACQUIROR ACCEPTS SUCH ASSETS "AS IS, WHERE IS."

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF ACQUIROR

         As a material inducement to Seller and Lafarge S.A. to enter into and perform their respective obligations under this Agreement, and notwithstanding any examinations, inspections, audits, and other investigations heretofore or hereafter made by Seller or Lafarge S.A., Acquiror hereby represents and warrants to Seller and Lafarge S.A. as follows:

         4.1 Corporate Organization and Qualification. Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland.

         4.2 Corporate Authority. Acquiror has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Except for any shareholder approvals (or an exemption therefrom) required under applicable Law, the execution and delivery of this Agreement by Acquiror and the consummation by it of the transactions contemplated to be performed hereunder have been duly authorized by all necessary corporate actions of Acquiror. This Agreement is a valid and binding obligation of Acquiror, enforceable against it in accordance with the terms hereof except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar Laws affecting the enforcement of creditors' rights generally.

         4.3 Conflicts and Defaults. Neither the execution, delivery and performance by Acquiror of this Agreement or any of the agreements contemplated hereby, nor the performance by Acquiror of the transactions contemplated hereby or thereby, nor compliance by Acquiror with any of the provisions hereof of thereof will, except as set forth in Schedule 4.3, (a) violate, conflict with, or result in a breach of any provisions of, or constitute a default which, with notice or lapse of time or both, would constitute a default under, or result in termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, any of the terms, conditions or provisions of (i) its certification of incorporation or bylaws, or (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, or other instrument, obligation or arrangement to which Acquiror is a party or by which it may be bound, or to which

Acquiror or any of its properties or assets may be subject, except where such violation would not have a material adverse effect on the Acquiror, or (b) violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Acquiror or any of its properties or assets except where such violation would not have a material adverse effect on the Acquiror.

         4.4 Consents and Approvals. Except for any shareholder approvals (or an exemption therefrom) required under applicable Law, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or Person is required with respect to Acquiror in connection with the execution, delivery or performance by Acquiror of its obligations under this Agreement except for consents, approvals, orders, authorizations, registrations, declarations or filings the failure of which to obtain or to make would not have, individually or in the aggregate, a material adverse effect on Acquiror's ability to consummate the transactions contemplated by this Agreement.

         4.5 Investment Only. Acquiror is acquiring the Stock solely for the purpose of investment and not with a view to, or for sale or other disposition in connection with, any public distribution thereof. Acquiror acknowledges that the Stock is not registered under the Act, or any applicable foreign or state securities laws, and that the Stock may not be transferred, pledged or sold except pursuant to the registration provisions of the Act and such laws or pursuant to applicable exemptions therefrom.

         4.6 Funds for the Acquisition. Acquiror will, as of the Closing Date, have sufficient unencumbered funds to pay in cash the Purchase Price and all of its fees and expenses relating to this Agreement and the transactions contemplated hereby.

                                   ARTICLE V

             CERTAIN COVENANTS OF SELLER, LAFARGE S.A. AND ACQUIROR

         5.1 Conduct of Seller, Lafarge S.A. and the Companies. During the period from the date of this Agreement and continuing until the Closing, Seller and Lafarge S.A. shall, except as otherwise contemplated by this Agreement or as described on Schedule 5.1, cause each of the Companies, in all material respects, to conduct its business in the ordinary course thereof consistent with past and current practices, and Seller and Lafarge S.A. shall use their reasonable best efforts to maintain and preserve the business organization and assets of each of the Companies and their respective employees and business relationships with suppliers, customers and others and retain the services of the officers and key employees of the Companies. Notwithstanding the foregoing, on or before the Closing Date, Seller shall, or shall cause the Companies to, convey, transfer and assign all of the Excluded Assets and Excluded Companies to a Person that is not controlled by Redland Inc.

         5.2 Forbearances by Seller. Except as expressly contemplated by this Agreement, without the prior written consent of Acquiror, during the period from the date of this Agreement to the Closing Date, Seller shall not (and shall ensure that the Companies do not):

                 (a) sell, lease, transfer, assign or otherwise dispose of any real property or any other material assets of the Companies, other than (i) a disposal of real property in the ordinary course that has a value of $100,000 or less and, together with all such disposals, has a value of $1,000,000 or less and (ii) sales of personal property in the ordinary course of business;

                 (b) make any capital expenditure or commitment for capital expenditures in excess of $50,000 without prior notice to Acquiror or its designee;

                 (c) create, incur, guaranty or assume any obligations or liabilities, except to the extent created, incurred, guaranteed or assumed in the ordinary course of business and consistent with past practice;

                 (d) discharge or satisfy any encumbrance or liability (whether absolute, accrued, contingent or otherwise and whether due, or to become due), other than encumbrances or current liabilities incurred in the ordinary course of business and consistent with past practice, and discharged or satisfied in the ordinary course of business and consistent with past practice;

                 (e) permit or allow any of the Assets to be mortgaged, pledged or subjected to any Lien, except Permitted Liens;

                 (f) enter into or amend any employment, severance, or similar agreements or arrangements with any director, officer, key employee or consultant in respect of any of the Companies other than in the ordinary course of business consistent with past practices;

                 (g) cancel, release, waive or assign any indebtedness owed or rights or claims held by any Company that is individually in excess of $100,000;

                 (h) propose or adopt any amendments to the certificate or articles of incorporation, or by-laws of any of the Companies;

                 (i) issue any shares of capital stock or other securities or effect any stock split or otherwise change the capitalization of any of the Companies as they existed as of the date hereof or declare, set aside, make or pay any non-cash dividend or make any other non-cash distribution in respect of any of the capital stock of the Companies;

                 (j) grant, confer or award any options, warrants, conversion rights or other rights not existing on the date hereof to acquire any shares of the capital stock or other securities of any of the Companies;

                 (k) amend or cancel or default under any of the contracts required to be set forth in Schedule 3.15 other than amendments and cancellations in the ordinary course of business that would not reasonably be expected to result in a material loss to any of the Operating Subsidiaries;

                 (l) purchase or redeem any shares of the capital stock of any of the Companies;

                 (m) other than in the ordinary course, take any actions, or fail to take any actions which alone, or together with any other action or inaction, shall create, alter or eliminate any rights, benefits, obligations or liabilities of any Person (including, but not limited to the participants, beneficiaries or any of the Companies) with respect to any Employee Plans or Policies;

                 (n) operate Redland Insurance Company other than in the ordinary course of business, and furthermore, without the prior consent of Acquiror, allow, except as may be required by applicable Law, Redland Insurance Company to pay any dividends, dispose, other than in the ordinary course, of any assets, reduce any reserves (whether excess or otherwise) except in payment of any claims in the ordinary course, or otherwise alter its operations; or

                 (o) agree in writing or otherwise to take any of the foregoing actions or engage in any activity or enter into any transaction with respect thereto.

         5.3 Access and Information. Between the date hereof and the Closing Date, Lafarge S.A. and Seller shall, and each of them shall cause each Company to, afford to Acquiror and its officers, employees, accountants, counsel and other authorized representatives full and complete access during normal business hours to their respective officers, employees, accountants, counsel, properties, facilities, contracts (including true and complete copies of the contracts required to be listed on Schedule 3.15), commitments, books and records (including, but not limited to, Tax returns) and any material report, schedule or other document filed or received by them during such period pursuant to the requirements of law and shall cause their respective representatives to furnish promptly such additional financial and operating data and other information as to their respective businesses and properties as Acquiror or its duly authorized representatives may from time to time reasonably request. All information obtained by Acquiror under this Section shall be subject to the Confidentiality Agreement heretofore entered into by or on behalf of the Acquiror and Lafarge S.A. which agreement may be shown to any Person.

         5.4 Current Information. During the period from the date of this Agreement to the Closing Date, Seller and Lafarge S.A. shall cause one or more of their designated representatives to confer on a regular and frequent basis with representatives of Acquiror. Seller or Lafarge S.A. shall promptly notify Acquiror of any material change known to Seller or Lafarge S.A. in Seller's business or operations including, without limitation, the loss or destruction of any material asset and of any material governmental complaints, investigations, or hearings or the institution of material litigation or administrative or other claims involving Seller or any of the Companies, and shall keep Acquiror fully informed of such events.

         5.5     Satisfaction of Conditions.

                 (a) Each party to this Agreement shall use its reasonable efforts to satisfy promptly all conditions precedent to the obligations of the other party to consummate the transactions contemplated by this Agreement.

                 (b) Seller and Lafarge S.A. shall use their reasonable best efforts and pay all expenses necessary to obtain any licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and parties to contracts as are required in connection with the consummation of the transactions contemplated hereby. Subject to the terms and conditions hereof, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as soon as practicable. The parties hereto shall cooperate in the defense of any lawsuits or other legal proceedings, whether judicial or administrative, whether brought derivatively or on behalf of third parties (including governmental agencies or officials), challenging this Agreement or the consummation of the transactions contemplated hereby.

         5.6 Public Announcements. Except as may be required by applicable Law, the Rules of the New York Stock Exchange, The Toronto Stock Exchange, the Montreal Exchange, the Societe des Bourses Francaises, the London Stock Exchange or a Governmental Entity or as agreed by the parties hereto, none of Acquiror, Lafarge S.A. or Seller will issue any press release or make any public statement relating to the transactions contemplated by this Agreement prior to the Closing Date; provided that after the Closing Date or with respect to public statements as may be required by applicable Law, the Rules of the New York Stock Exchange, The Toronto Stock Exchange, the Montreal Exchange, the Societe des Bourses Francaises, the London Stock Exchange or a Governmental Entity, Acquiror, Lafarge S.A. and Seller will consult with each other prior to the issuance of any such press release or making of any such public statement as to the content of any such press release or public statement.

         5.7 Further Assurances. From and after the Closing, the parties hereto shall execute and deliver, in the name and on behalf of the parties hereto, as appropriate, any assignments or assurances and take and do, in the name and on behalf of the parties hereto, as appropriate, any other actions and things reasonably necessary to carry out the intention of this Agreement.

Except for the lease of rail cars from Western Mobile to Redland Stone Products Company, the parties hereto shall take and do any actions and things reasonably necessary to transfer all obligations relating to assets (whether Excluded Assets, on the one hand, or Assets, on the other hand) to the party owning, leasing or utilizing such assets after Closing in order to eliminate related party transactions between the Companies, on the one hand, and the Excluded Companies, on the other hand, regarding the ownership or lease of assets or the rendering of services.

         5.8 Notice of Breaches. Seller will promptly, and in any event prior to the Closing, notify Acquiror in writing if Seller becomes aware prior to the Closing that any representation or warranty made by Seller in this Agreement is inaccurate or untrue in any material respect. Said notice shall set forth the facts and circumstances causing such inaccuracy or untruth. Lafarge S.A. and Seller each expressly acknowledges and agrees that Acquiror's actual or constructive knowledge of any inaccuracy or untruth in any representation or warranty prior to Closing shall not be deemed to have cured or otherwise excused any breach of such representation or warranty that otherwise might have existed by reason of such inaccuracy or untruth or otherwise waive any right Acquiror may have with respect to such representation or warranty.

         5.9 Access to Books, Records and Personnel. Following the Closing, Acquiror shall, and shall cause the Companies and the employees of Acquiror and the Companies to, upon Seller's reasonable written request and at Seller's expense, fully cooperate with Seller and afford to Seller and its counsel, accountants and other authorized representatives reasonable access during normal business hours to all books, records, data, facilities, properties and personnel (and permit Seller and its counsel, accountants and other authorized representatives to make copies of such books, records and other data), to the extent that such access may be reasonably requested by Seller (i) to facilitate the investigation, litigation or final disposition of any claim which may have been or may be made against Seller or any of its Affiliates in connection with this Agreement, the transaction contemplated hereby or the Companies, (ii) to facilitate the preparation by Seller of materials necessary for any audit, examination or proceeding or (iii) to facilitate the preparation and the audit of the Closing Balance Sheets.

         5.10 Lafarge S.A. Guarantee. Lafarge S.A. agrees to execute and deliver to Acquiror at Closing a Guarantee, in substantially the form and content attached as Schedule 6.3(e).

         5.11    FIRPTA Matters.

                 (a) Seller shall, on or prior to, but no earlier than thirty (30) days preceding, the Closing Date, cause Redland, Inc. to (i) deliver to Acquiror a written statement which, in form and substance, satisfies the requirements of section 1.897-2(h)(1) of the Income Tax Regulations certifying that, as of the date of such written statement, Redland, Inc. has determined that it is not and, at all times during the five year period preceding the date of such written statement, has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code, and that the shares of common and preferred stock of Redland, Inc. outstanding as of the date of such written statement do not constitute a United States real property interest within the meaning of Section 897(c)(1)(A) of the Code, and (ii) deliver to the Internal Revenue Service a written notification which, in form and substance, satisfies the requirements of section 1.897-2(h)(2) of the Income Tax Regulations with respect to the determinations referred to in clause (i) above, together with any of the supplemental statements specified in section 1.897-2(h)(5) of the Income Tax Regulations which Redland, Inc. is required to submit to the Internal Revenue Service in connection therewith. Acquiror shall rely on the written statement referred to in clause (i) above for purposes of availing itself of the exception to withholding set forth in Section 1445(b)(3) of the Code, and the Purchase Price shall be paid by the Acquiror to Seller without any reduction therefrom for the withholding tax imposed by Section 1445(a) of the Code.

                 (b) Acquiror shall, on or prior to, but no earlier than thirty (30) days preceding, the Closing Date, (i) deliver to Seller a written statement which, in form and substance, satisfies the requirements of section 1.897-2(h)(1) of the Income Tax Regulations certifying that, as of the date of such written statement, Acquiror has determined that it is not and, at all times during the five year period preceding the date of such written statement, has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code, and that the shares of capital stock of Acquiror outstanding as of the date of such written statement do not constitute a United States real property interest within the meaning of Section 897(c)(1)(A) of the Code, and (ii) deliver to the Internal Revenue Service a written notification which, in form and substance, satisfies the requirements of section 1.897-2(h)(2) of the Income Tax Regulations with respect to the determinations referred to in clause (i) above, together with any of the supplemental statements specified in section 1.897-2(h)(5) of the Income Tax Regulations which Acquiror is required to submit to the Internal Revenue Service in connection therewith. Seller may rely on the written statement referred to in clause (i) above.

         5.12 Taxes. Seller shall be solely responsible for and shall timely pay to Acquiror as a refund of a part of the purchase price for the Stock an amount equal to the after-tax cost to Acquiror of any Taxes of the Companies that are due for periods (or the portion of any Straddle Period) ending on or prior to the Closing Date. Acquiror shall pay to Seller as additional purchase price for the Stock an amount equal to all refunds of Taxes of the Companies for any period ending on or prior to the Closing Date. Seller shall prepare or cause to be prepared, and

Acquiror shall cause to be signed and timely filed, all Tax returns for the Companies that are required to be filed for periods ending on or before the Closing Date which have a due date or an extended due date that falls after the Closing Date; provided, however, that Seller shall furnish copies of such returns to Acquiror for its review, at least 30 days prior to the required filing date. Seller shall promptly remit to Acquiror the Taxes with respect to such returns prior to the date such returns are required to be filed. In order to assist Seller in the preparation of all Tax returns that Seller is required to prepare, Acquiror will provide or cause to be provided to Seller such information that Seller may reasonably request. Acquiror shall cause the Companies to timely file all Tax returns for the Companies for any Straddle Period. Upon notice from Acquiror, Seller shall promptly pay to Acquiror prior to the date any payment for Taxes for any Straddle Period is due, as a refund of a portion of the purchase price for the Stock, Seller's share of after-tax cost of Taxes for such Straddle Period; provided, however, that Seller's share of such Taxes shall not to any extent be affected by any elections made by the Acquiror or any of the Companies after the Closing. In the case of any Taxes payable for a Straddle Period, the portion of such Tax which relates to the portion of such Straddle Period ending on the Closing Date shall (a) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (b) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date. "Straddle Period" means any taxable year or taxable period commencing before and ending after the Closing Date, including the 1999 Texas franchise tax privilege period to the extent that the Tax for such period relates to the 1998 calendar year.

         5.13 Tax Allocation Agreements. Effective as of the Closing Date, all liabilities and obligations between Seller or Lafarge, S.A. (or any Affiliate of Seller or Lafarge, S.A., including but not limited to the Excluded Companies) and the Companies under any tax allocation agreement or other similar arrangements in effect prior to the Closing Date shall be extinguished in full and shall no longer be enforceable.

         5.14 Section 338 Election. If (and only if) requested by Acquiror, Seller and Lafarge S.A. shall make, or cause to be made, a timely election under Section 338 of the Code with respect to Lafarge S.A.'s deemed acquisition of Seller; provided, however, that Seller and Lafarge S.A. shall not have any liability hereunder to Acquiror if such election is timely filed in proper form but is nevertheless ineffective. No election under Section 338 of the Code shall be made with respect to Seller's deemed acquisition of Redland, Inc.

         5.15    Employee Benefit Matters Related to Excluded Companies.

                 (a) Effective as of the Closing Date, Acquiror will cause the portion of the Redland North America 401(k) Plan or any successor plan (the "REDLAND 401(k) PLAN") attributable to persons employed or formerly employed by Redland Stone Products Company or Redland Ohio, Inc. (other than persons employed as of the date of the transfer by a participating employer in the Redland 401(k) Plan other than Redland Stone Products Company or Redland Ohio, Inc.) (the "REDLAND 401(k) PARTICIPANTS") to be transferred in a manner that satisfies Section 414(l) of the Code to one or more defined contribution plans designated by Lafarge S.A. (a "TRANSFEREE 401(k) PLAN"); provided, however, that no transfer will occur until Lafarge S.A. and Acquiror have received such assurances as may be reasonable that the applicable provisions of the Code have been satisfied. The assets transferred from the Redland 401(k) Plan to a Transferee 401(k) Plan will be equal to the vested and nonvested account balances of the transferring Redland 401(k) Participants as of the day preceding the date of transfer, Lafarge S.A. will take such action as may be necessary to cause each Transferee 401(k) Plan to provide each Redland 401(k) Participant participating in the Transferee 401(k) Plan after the transfer with an initial account balance that is at least equal to the account balance transferred from the Redland 401(k) Plan and to provide all benefits protected by law, including optional forms of benefit. Lafarge S.A. will reimburse Acquiror for all reasonable costs incurred by Acquiror to effect the foregoing transfers.

                 (b) On or before December 31, 1998, Acquiror and Lafarge S.A. agree that the Redland North America Retirement Plan or its successor (the "REDLAND PENSION PLAN" ) will be amended to cease benefit accruals for employment with Redland Stone Products Company and Redland Ohio, Inc. on and after December 31, 1998 or such earlier date as may be agreed upon by Acquiror and Lafarge S.A. At the request of Lafarge S.A., provided such request is made on or before March 31, 1999, Acquiror will cause the vested and nonvested accrued benefits of participants in the Redland Pension Plan employed as of December 31, 1998 (the "VALUATION DATE") by Redland Stone Products Company or Redland Ohio, Inc. (the "REDLAND PENSION PARTICIPANTS") and assets (cash or cash equivalents) equal to the present value of such benefits or, if less, such amount as may be permitted pursuant to Section 414(l) of the Code, to be transferred in a manner that satisfies Section 414(l) of the Code to one or more defined benefit pension plans designated by Lafarge S.A. (a "TRANSFEREE PENSION PLAN"). The transfer will be made as soon as practicable after receipt of such request, provided, however, that no transfer will occur until Lafarge S.A. and Acquiror agree as to the amounts to be transferred and have received such assurances as may be reasonable that the applicable provisions of the Code have been satisfied. The present value of vested and nonvested accrued benefits of Redland Pension Participants under the Redland Pension Plan will be determined by Acquiror's actuary as of the Valuation Date on the basis of the mortality table prescribed by and an interest rate or rates permitted by
Part 4044 of the Pension Benefit Guaranty Corporation regulations effective as of the Valuation Date, and such other actuarial assumptions and methods agreed to by both Acquiror's actuary and an actuary designated by Lafarge S.A. On the date of the actual transfer from the Redland Pension Plan to a Transferee Pension Plan, the amount so determined will be increased at the initial interest rate effective as of the Valuation Date as set forth for Annuity Valuations in Table I of Appendix B to Part 4044 of the Pension Benefit Guaranty Corporation regulations, unless the actual transfer occurs more than 180 days after the Valuation Date, in which case the initial interest rate shall be adjusted for each month following the Valuation Date to reflect the rate in effect for that month under Table I of Appendix B, and reduced by the amount of any benefit payments made to Redland Pension Participants for the period between the Valuation Date and the date of transfer. Lafarge S.A. will take such action as may be necessary to cause each Transferee Pension Plan to provide each Redland Pension Participant participating in the Transferee Pension Plan after the transfer with an accrued benefit that is not less than the accrued benefit transferred from the Redland Pension Plan and to provide all benefits protected by law, including optional forms of benefit. Lafarge S.A. will reimburse Acquiror for all reasonable costs incurred by Acquiror to continue the participation of the Redland Pension Participants following the Closing Date in the Redland Pension Plan and to effect the foregoing transfers.

                 (c) The Acquiror and Lafarge S.A. understand that the Redland Pension Plan may have assets in excess of the amount needed to effect a transfer to the Transferee Pension Plan that would satisfy the minimum requirements of Code Section 414(I). In the event that the Redland Pension Plan has assets, as of the date of a transfer to a Transferee Pension Plan for the employees of Redland Ohio, Inc., in excess of the amount needed to effect a transfer to such Transferee Pension Plan that would satisfy Subsection (b) above and the minimum requirements of Code Section 414(I) (the "SURPLUS ASSETS"), a portion of the Surplus Assets shall be transferred to such Transferee Pension Plan, but only to the extent such transfer would not violate the requirements of Code Section 414(I). The portion of the Surplus Assets so transferred shall be equal to the ratio that the benefit liability transferred to the Transferee Pension Plan with respect to the employees of Redland Ohio, Inc. bears to the total benefit liabilities of the Redland Pension Plan immediately prior to the transfer.

         5.16 Aggregate Mining Agreement. After the Closing, the parties will use their best efforts to enter into an agreement, upon mutually acceptable terms, providing for the mining or purchase by Acquiror, for a fee, of stone from the two quarries owned by Redland Ohio, Inc., a subsidiary of Seller, for purposes of producing and marketing construction aggregates.

                                   ARTICLE VI

                           CONDITIONS TO THE TRANSFER

         6.1 Condition to the Obligations of Each Party. The obligations of each of Seller, Lafarge S.A. and Acquiror to consummate the Transfer of the Stock are subject to the satisfaction of the condition that the purchase and sale contemplated by the Canadian Asset Purchase Agreement shall be consummated simultaneously with the Closing.

         6.2 Conditions to the Obligations of Seller and Lafarge S.A. The obligation of Seller and Lafarge S.A. to consummate the Transfer of the Stock is subject to the satisfaction (or written waiver by Seller) of each of the following further conditions:

                 (a) Acquiror shall have performed and complied with in all material respects all obligations and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing Date, and Seller shall have received a certificate signed by an authorized officer of Acquiror on behalf of Acquiror, to the foregoing effect.

                 (b) The representations and warranties of Acquiror made herein shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date except (i) to the extent such representations and warranties are by their express provisions made as of a specified date, and (ii) for the effect of transactions contemplated by this Agreement, and Seller shall have received a signed certificate of an authorized officer of Acquiror, on behalf of Acquiror, to the foregoing effect.

                 (c) None of Seller, Lafarge S.A., Acquiror or any of the Companies shall be subject to any order, decree (others than consent decrees to which Seller or Lafarge S.A. has agreed), or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Transfer.

                 (d) Seller shall have received an opinion of Thompson & Knight, P.C., counsel to Acquiror, substantially in the form attached hereto as
Schedule 6.2(d).

         6.3 Conditions to the Obligations of Acquiror. The obligation of Acquiror to consummate the Transfer of the Stock is subject to the satisfaction (or written waiver by Acquiror) of each of the following further conditions:

                 (a) Seller and Lafarge S.A. shall have performed and complied with in all material respects all obligations and covenants required to be performed or complied with by them under this Agreement at or prior to the Closing Date.

                 (b) None of Seller, Lafarge S.A., Acquiror or any of the Companies shall be subject to any order, decree (other than consent decrees to which Acquiror has agreed), or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Transfer.

                 (c) The representations and warranties of Seller and Lafarge S.A. made herein shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date except (i) to the extent such representations and warranties are by their express provisions made as of a specified date (which need only be true and correct in all material respects as of such date) and
(ii) if the inaccuracy of such representations and warranties does not constitute a Material Adverse Effect.

                 (d) Seller and Lafarge S.A. shall have delivered to Acquiror Non-Competition Agreements in substantially the form as attached hereto as Schedule 6.3(d), which agreements shall provide that Seller and Lafarge S.A. will not compete, in the United States markets in which the Companies currently operate, with the businesses conducted by the Companies as of the Closing Date for a period of five (5) years after the Closing.

                 (e) Lafarge S.A. shall have delivered to Acquiror the Guarantee in substantially the form attached hereto as Schedule 6.3(e).

                 (f) Except for the transactions contemplated by this Agreement, there shall not have been any changes in the business, prospects or financial condition of Seller or any

Operating Subsidiary that, individually or in the aggregate, have had or are reasonably likely to have a Material Adverse Effect.

                 (g) The Board of Directors of Acquiror shall have received from SBC Warburg Dillon Read Inc., independent investment bankers, an opinion, in form reasonably satisfactory to such Board of Directors, as to the fairness, from a financial point of view, of the transactions contemplated by this Agreement.

                 (h) Acquiror shall have received all necessary shareholder approvals relating to the Transfer.

                 (i) Acquiror shall have received an opinion of Jones, Day, Reavis & Pogue, counsel to Seller, and an opinion of in-house or other counsel to Lafarge S.A., substantially in the forms attached hereto as Schedule 6.3(i).

                 (j) Acquiror shall have received from each of Seller and Lafarge S.A. a certificate, dated as of the Closing Date, duly executed by an authorized officer of each, to the effect of (a) and (c) above.

                                  ARTICLE VII

                                  TERMINATION

         7.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the
Closing:

                 (a) by written consent of Seller, Lafarge S.A. and Acquiror;

                 (b) by the Board of Directors of either Seller or Acquiror at any time after June 30, 1998, if the Transfer shall not theretofore have been consummated; provided, that Seller or Acquiror, as the case may be, may not seek termination pursuant to this Section 7.1(b) if the failure to consummate the Transfer is caused by the action or inaction in violation of this Agreement of the party seeking such termination;

                 (c) by either Seller or Acquiror if a condition to its obligation to perform becomes incapable of fulfillment; provided, that Seller or Acquiror, as the case may be, may not seek termination pursuant to this
Section 7.1(c) if such condition is incapable of fulfillment due to the failure of Seller or Acquiror, as the case may be, to perform any of the agreements set forth herein required to be performed by such party, at or before the Closing; or

                 (d) by the Board of Directors of either Seller or Acquiror if any Governmental Entity whose approval is required for the consummation of the transactions contemplated hereby shall have denied approval of such transactions and such denial has, after exhaustion of any and all available appellate procedures, become final.

         7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1 hereof, this Agreement, except for the provisions of Sections 7.1(c), 9.6, 10.4, 10.7 and 10.10, shall forthwith become null and void and have no effect, without any liability on the part of either party or their respective directors, officers or stockholders. Nothing in this Article VII shall, however, relieve either party to this Agreement of liability for breach of this Agreement occurring prior to such termination, or for breach of any provision of this Agreement which specifically survives termination hereunder.

                                  ARTICLE VIII

                                 TRANSFER TAXES

         8.1 Transfer Taxes. Acquiror shall be responsible for the payment of all national, state, local, municipal and other transfer, stamp, sales, use or other similar Taxes (and all recording or filing fees) resulting from the transactions contemplated by this Agreement, except with respect to any Taxes imposed on Seller in respect of the income or gain of Seller arising in connection with the transactions contemplated hereunder.

                                   ARTICLE IX

                           SURVIVAL; INDEMNIFICATION

         9.1 Survival of Representations, Warranties and Covenants. The several representations and warranties of the parties contained in this Agreement, and the covenants of Seller contained in Sections 9.2(a) (except as set forth in the following proviso), 9.2(b) (except as set forth in the following proviso), and 9.2(f), will survive the Closing until the expiration of 18 months after the Closing Date, except with respect to claims asserted by Written Notice by Acquiror or Seller with respect to such representations, warranties and covenants prior to such expiration in which case they will survive until the resolution of such claims; provided, however, that (i) the representations and warranties of Seller contained in Sections 3.2, 3.3, 3.6 and 3.12 (but only to the extent relating to title), the covenants of Seller contained in Sections 9.2(a) (to the extent relating to a breach of Section
5.12 or the last sentence of Section 2.2), 9.2(b) (to the extent relating to a breach of the foregoing specified representations), 9.2(c), 9.2(d), 9.2(e) and 9.2(h), the representations and warranties of Acquiror contained in Sections
4.2 and 4.5, and the covenants of Acquiror contained in Section 9.3, will remain operative and in full force and effect until the expiration of any applicable statute of limitations (giving effect to any tolling, waiver or extension thereof) and, if there is no applicable statute of limitations, then without any time limitation, except with respect to claims asserted by Written Notice by Acquiror or Seller with respect to such representations, warranties and covenants prior to such expiration in which case they will survive until the resolution of such claims, and (ii) the representations and warranties contained in Section 3.7(e) and the covenants contained in Section 9.2(g) shall survive until the fifth anniversary of the Closing Date, except with respect to claims asserted by Written Notice by Acquiror or Seller with respect to such representations, warranties and covenants prior to such expiration in which case they will survive until the resolution of such claims. The other covenants of the parties contained in this Agreement (or in any document delivered in connection herewith) will remain operative and in full force and effect without any time limitation, except as any such other covenant will be limited in duration by the express terms hereof. Any claim asserted under or in respect of this Agreement must be made by written notice (the "WRITTEN NOTICE") containing specific details of the claim, including a reasonable estimate (on a without prejudice basis) by the party asserting the claim of the amount of such claim.

         9.2 Indemnity by Seller. Seller agrees to indemnify and hold harmless Acquiror against any Liabilities suffered by Acquiror, its successors or assigns resulting from:

                 (a) any breach by Seller or Lafarge S.A. of any covenants, undertakings or agreements of Seller or Lafarge S.A. contained in this Agreement;

                 (b) any inaccuracy in or breach of any of the representations or warranties made by Seller or Lafarge S.A. in this Agreement;

                 (c) any Liabilities of, or arising from the direct or indirect ownership or transfer of the ownership of any of the Excluded Companies (or any of their subsidiaries) or relating to the assets or operations of such entities;

                 (d) any Liabilities of, or arising from the direct or indirect ownership or transfer of the ownership by any of the Companies of, Redland Insurance Company (or any of its subsidiaries) relating to the assets or operations of such entity, except for any such Liabilities owed to, incurred in respect of, arising from or relating to the assets or operations of, any of the Companies;

                 (e) any Liabilities of, or arising from the direct or indirect ownership or transfer of the ownership by any of the Companies of, Redland Funding Corporation, Redland Finance, Inc., Redland Credit Corporation, SC Holding, Inc., RGI-RP, Inc., Genstar Carbonates, Inc., MJ Grove Lime Company, Harry T. Campbell & Sons Corporation or Genstar Illinois, Inc. (or any of their subsidiaries) or relating to the assets or operations of such entities, except for any such Liabilities owed to any of the Companies;

                 (f) any Liabilities to the extent arising from any liabilities or obligations (whether absolute, contingent, accrued or otherwise) of any Company relating to any time on or prior to the Closing, which are not
(i) included in the Financial Statements or the Working Capital Amounts, (ii) disclosed in the Schedules hereto or otherwise under this Agreement, (iii) known to Acquiror as of the Closing, or (iv) incurred by any Company in the ordinary course of business consistent with past practice since the Balance Sheet Date as permitted by this Agreement; provided, however, that Seller shall not be obligated to indemnify or hold harmless Acquiror for any claim under this Section 9.2(f) unless (i) the Liabilities from such claim exceed $100,000 or (ii) the aggregate Liabilities of all claims under this Section 9.2(f) and under Section

9.2(g) exceed, in the aggregate, an amount equal to (x) $1,000,000 less (y) the aggregate amount of Liabilities with respect to claims that could be made under Sections 11.2(e) and 11.2(f) of the Canadian Asset Purchase Agreement but for the application of the $1,000,000 provision therein; or

                 (g) any Liabilities not included in either the Financial Statements or the Working Capital Amounts to the extent arising from the following, whether or not disclosed by Seller to Acquiror in the Schedules hereto or otherwise under this Agreement and whether or not Seller, the Companies and/or Acquiror had any actual knowledge of such Liabilities: (i) the release, discharge, or disposal of any Hazardous Materials (or allegations of same) prior to the Closing Date (A) on or from the Real Property or (B) on or from any other property where Hazardous Material are or were (or are or were alleged to be) released, discharged or disposed of in connection with the operation of the business of the Companies, whether or not, in any case, such release, discharge or disposal was in compliance with Environmental Law; (ii) the violation of any Environmental Law prior to the Closing Date (or allegation of same) by any Company or any other Person in connection with the Real Property; or (iii) any Environmental Claim against any Person whose liability for such Environmental Claim Seller or any Company or any Affiliate of Seller or any Company has, in connection with the Real Property or real property previously owned by any Company, assumed or retained either contractually or by operation of law prior to the Closing Date; provided, however, that Seller shall not be obligated to indemnify or hold harmless Acquiror for any claim under this Section 9.2(g) unless (i) the Liabilities from such claim exceed $100,000 or (ii) the aggregate Liabilities of all claims under Section 9.2(f) and under this Section 9.2(g) exceed an amount equal to (x) $1,000,000 less (y) the aggregate amount of Liabilities with respect to claims that could be made under Sections 11.2(e) and 11.2(f) of the Canadian Asset Purchase Agreement but for the application of the $1,000,000 provision therein.

                 (h) any Liabilities to the extent arising from that certain guarantee or guarantees (referred to in Schedule 3.15) by Redland America Corporation, guaranteeing all unfunded portions of the Canadian Deferred Compensation Agreement in place with certain executives of Redland Quarries, Inc.

         9.3 Indemnity by Acquiror. Acquiror agrees to indemnify and hold harmless Seller against any Liabilities suffered by Seller resulting from:

                 (a) any breach by Acquiror of any covenants, undertakings or agreements of Acquiror contained in this Agreement; or

                 (b) any inaccuracy in or breach of any of the representations or warranties made by Acquiror in this Agreement.

         9.4     Limitations.

                 (a) Notwithstanding anything to the contrary in this Agreement, Seller shall not be required to indemnify Acquiror or its successors or assigns under this Article IX in respect of any claims under Sections 9.2(a), 9.2(b), 9.2(f) or 9.2(g), except to the extent of one-half of all Liabilities less than $20 million and to the extent of all Liabilities in excess of $20 million, it being understood that Acquiror shall bear responsibility for one-half of the first $20 million of such Liabilities. The parties understand and agree that the limitations of the immediately preceding sentence shall not apply to Liabilities arising out of Sections 9.2(a) (to the extent relating to Section 5.12 or the last sentence of Section 2.2), 9.2(b) (to the extent relating to the representations and warranties of Seller contained in Sections 3.2, 3.3 (but only to the extent relating to title), 3.6 and 3.12 (but only to the extent relating to title)), 9.2(c), 9.2(d), 9.2(e) or

9.2(h).   The $20 million amounts referenced in this Section 9.4(a) are intended to be, and shall be, calculated using the aggregate of the Liabilities within the scope of this Section 9.4(a) and Liabilities within the scope of
Section 11.4(a) of the Canadian Asset Purchase Agreement.

                 (b) The amount of any Liabilities shall be calculated net of any resulting tax benefit or net insurance recovery (including net of any increase in insurance premiums which may arise therefrom) actually received by the indemnified party on account of such Liabilities.

         9.5 Exclusive Remedies. From and after the Closing, the right of each party hereto to indemnification under this Article IX with respect to any Liabilities shall be its sole and exclusive remedy under or with respect to this Agreement or the transactions contemplated hereby, and it shall not be entitled to pursue, and hereby expressly waives to the fullest extent permitted by law, any and all rights that may otherwise be available either at law or in equity with respect thereto. Without limiting the generality of the foregoing, each party hereto waives to the fullest extent permitted by Law any claim or cause of action which it might otherwise assert, including, without limitation, under the common law or federal or state securities, trade regulations or other Laws, by reason of this Agreement or the transactions contemplated hereby, except for claims and causes of action brought pursuant to this Article IX. In no event shall the parties hereto be entitled to rescind this Agreement.

         9.6 Arbitration. In the event of any dispute concerning this Agreement, its effect or the transactions contemplated by it, such dispute shall be settled by arbitration conducted in New York City, New York, before a panel of three arbitrators in accordance with the then applicable provisions of the American Arbitration Association ("AAA") using the rules of procedure of the State of New York. Each of Acquiror and Seller will appoint one arbitrator, and those two arbitrators will appoint a third arbitrator. In the event that the two arbitrators cannot agree on a third arbitrator within 10 days following the appointment of the second arbitrator, then the third arbitrator shall be appointed by the AAA in accordance with its then applicable rules. If either Acquiror or Seller fails to appoint an arbitrator within 45 days after written notice from one party to the other party detailing the dispute, the arbitrator chosen by that other party shall act as the sole arbitrator. Punitive or exemplary damages will not be permitted under any circumstances. All determinations made by a majority of the arbitrators shall be final, conclusive and binding on Acquiror and Seller with costs paid by the party who does not prevail in the arbitration.


                                   ARTICLE X

                                 MISCELLANEOUS

         10.1 Entire Agreement. This Agreement, including the Schedules hereto and the Confidentiality Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, with respect to the subject matter hereof and thereof. It is agreed that neither party has entered into this Agreement in reliance upon any representation, warranty or undertaking of the other party which is not expressly set forth in this Agreement.

         10.2 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile) and signed by or on behalf of the party giving it and shall be given by personal delivery, certified or registered mail or telecopy, if to Seller, to:

         Lafarge S.A.
         61, rue des Belles Feuilles
         B.P.40
         75782 Paris, cedex 16
         France
         Attention:  Directeur des Affaires Juridiques
         Telecopy:  (33-1) 44-34-11-48

         with a copy to:

         Jones, Day, Reavis & Pogue
         3500 Sun Trust Plaza
         303 Peachtree Street, N.E.
         Atlanta, GA  30308-3242
         Attention:  William S. Paddock
         Telecopy:  (404) 581-8330

         if to Acquiror, to:

         Lafarge Corporation
         11130 Sunrise Valley Drive, Suite 300
         P.O. Box 4600
         Reston, VA  20195-1415
         Attention:  General Counsel
         Telecopy:  (703) 264-0634

         with a copy to:

         Thompson & Knight
         1700 Pacific Avenue, Suite 3300
         Dallas, TX  75201
         Attention:  Jack M. Little
         Telecopy:  (214) 969-1751

or such other address or facsimile number as such party may hereafter specify for that purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, three hours after the time of dispatch to the facsimile number specified in this Section 10.2 provided the appropriate confirmation is received, or (ii) if given by any other means allowed under this Section 10.2, twenty-four hours after being sent to the address specified in this Section 10.2.

         10.3    Amendments; No Waivers.

                 (a) Any provision of this Agreement may be amended or waived prior to the Closing Date if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Seller and Acquiror or in the case of a waiver, by the party against whom the waiver is to be effective.

                 (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

         10.4 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

         10.5    Successors and Assigns.

                 (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.

                 (b) Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns, any rights, remedies obligations or liabilities under or by reason of this Agreement.

         10.6    Certain Interpretive Matters.

                 (a) Unless the context otherwise requires, (i) all references in this Agreement to Sections, Articles or Schedules are to Sections, Articles or Schedules of or to this Agreement, (ii) each term defined in this Agreement has the meaning ascribed to it, (iii) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with United States generally accepted accounting principles for Western Mobile, Inc. and its subsidiaries and United Kingdom generally accepted accounting principles for the other Companies and (iv) words in the singular include the plural and vice versa. All references to "$" or dollar amounts will be to lawful currency of the United States of America. The Schedules referenced in this Agreement are incorporated in this Agreement as of the date of its execution and constitute an integral part hereof. No investigation by the parties hereto made heretofore or hereafter shall affect the representations and warranties of the parties which are contained herein, and each such representation and warranty shall survive such investigation.

                 (b) Titles and headings to Articles and Sections herein are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

         10.7 Governing Law. This Agreement shall be construed in accordance with and governed by the internal substantive law of New York regardless of the laws that might otherwise govern under principles of conflict of laws applicable thereto. Subject to Section 9.6, each of Seller and Acquiror agrees that the Courts of New York are to have nonexclusive jurisdiction to settle any disputes which may arise in connection with this Agreement.

         10.8 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

         10.9 Knowledge. For purposes of this Agreement, "to the knowledge of Seller" or similar phrases shall mean the knowledge of the persons identified on Schedule 10.9(a) and "to the knowledge of Acquiror" or similar phrases shall mean the knowledge of the persons identified on Schedule 10.9(b).

         10.10 Confidentiality. Each of Seller and Acquiror agrees to maintain in strict confidence any and all information each party learns or discovers about the other or its respective Affiliates during the course of the negotiation, execution and delivery of this Agreement and agrees to abide by the terms and conditions set forth in the Confidentiality Agreement. This
Section 10.10 shall not apply to any information that is, or could reasonably be, learned or discovered through any independent source that is not obligated to maintain such information as confidential.

         10.11 Severability. If any term, provision, covenant or restriction of this Agreement is determined by a Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect and will in no way be affected, impaired or invalidated.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                                          REDLAND INTERNATIONAL LIMITED



                                          By:
                                             ---------------------------------
                                             Name:
                                                  ----------------------------
                                             Title:
                                                   ---------------------------





                                          LAFARGE CORPORATION


                                          By:
                                             ---------------------------------
                                             Name:
                                                  ----------------------------
                                             Title:
                                                   ---------------------------



                                          LAFARGE S.A.


                                          By:
                                             ---------------------------------
                                             Name:
                                                  ----------------------------
                                             Title:
                                                   ---------------------------